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                                                                  Exhibit 3.2

                          CERTIFICATE OF INCORPORATION
                              OF VIANT CORPORATION

                                   ARTICLE I.

         The name of this corporation is Viant Corporation.

                                  ARTICLE II.

         The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

         This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is 40,000,000, of which 25,000,000 shares shall be Common Stock, with a par value of $0.001, and 15,000,000 shares shall be Preferred Stock, with a par value of $0.001. Of the Preferred Stock, 5,746,874 of such shares shall be designated Series A Preferred Stock (the "SERIES A PREFERRED"); 1,499,925 of such shares shall be designated Series B Preferred Stock (the "SERIES B PREFERRED"); 2,830,408 of such shares shall be designated Series C Preferred Stock (the "SERIES C PREFERRED"), and 3,240,000 of such shares shall be designated Series D Preferred Stock (the "SERIES D PREFERRED").

                                   ARTICLE V.

         The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Common Stock, and the holders thereof are as follows:

(1) DIVIDENDS. The holders of: (a) the Series A Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.053333 per share, per


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annum; (b) the Series B Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.066667 per share, per annum; (c) the Series C Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.289950 per share, per annum; and (d) the Series D Preferred shall be entitled to receive, out of any funds legally available therefor, dividends at the rate of $0.6390 per share, per annum. Any such dividend shall be payable in preference and priority to any payment of any dividend on Common Stock and only when, as and if declared by the Board of Directors. After payment of such dividends, any additional dividends declared shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock held by them. The right to such dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

         In the event that there shall be any declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of the Preferred Stock (as provided in Section 3 hereof), the corporation shall, at the option of each holder, pay in cash to each holder of Preferred Stock subject to conversion, the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Section 3 hereof.

                (2) LIQUIDATION PREFERENCE.

                   (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the following shall apply:

                       (i) The holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to any other holders of the Preferred Stock or Common Stock by reason of their ownership thereof, the amount of $6.39 per share (as adjusted for stock splits, stock dividends, recapitalizations, combinations and the like) then held by such holder(s). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series D Preferred shall be insufficient to permit the payment to the holders of the Series D Preferred of the full preferential amounts to which they shall be entitled pursuant to this Section 2(a)(i), then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably, on an equal priority, PARI PASSU basis, among the holders of Series D Preferred based on their relative preferential amounts;

                       (ii) Next, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.533333 per share (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like) of Series A Preferred, $0.666667 per share (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like) of Series B Preferred and $2.899499 per share (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the


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like) of Series C Preferred, then held by such respective holder(s). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full preferential amounts to which they respectively shall be entitled pursuant to this Section 2(a)(ii), then, after the payments required by Section 2(a)(i) above shall have been made, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably, on an equal priority, PARI PASSU basis, among the holders of the Series A Preferred, Series B Preferred and Series C Preferred based on their relative preferential amounts;

                       (iii) Next, the holders of the Series D Preferred shall then be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock or the Series A Preferred, Series B Preferred and Series C Preferred by reason of their ownership thereof, an amount equal to all declared but unpaid dividends on such shares of Series D Preferred then held by such holders. If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series D Preferred shall be insufficient to permit the payment to the holders of the Series D Preferred of the full preferential amounts to which they respectively shall be entitled pursuant to this Section 2(a)(iii), then, after the payments required by Sections 2(a)(i) and 2(a)(ii) above shall have been made, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably, on an equal priority, PARI PASSU basis, among the holders of Series D Preferred based on their relative preferential amounts; and

                       (iv) Next, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall then be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, an amount equal to all declared but unpaid dividends on such shares of the Series A Preferred, Series B Preferred and Series C Preferred then held by such holders. If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full preferential amounts to which they respectively shall be entitled pursuant to this Section 2(a)(iv), then, after the payments required by Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) above shall have been made, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably, on an equal priority, PARI PASSU basis, among the holders of the Series A Preferred, Series B Preferred and Series C Preferred based on their relative preferential amounts.

                   (b) After payment has been made to the holders of the Preferred Stock of the amounts to which they shall be entitled as provided in
Section 2(a) above, the remaining assets; of the corporation available for distribution to stockholders shall be distributed among the holders of Common Stock, pro rata, based on the number of shares of Common Stock then outstanding.


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                   (c) For purposes of this Section 2, a liquidation,
dissolution or winding up of the corporation shall be deemed to be occasioned by, and to include: (i) the corporation's sale of all or substantially all of its assets; or (ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which results in the transfer of fifty percent (50%) or more of the outstanding voting power of the corporation.

                   (d) For purposes of this Section 2, the amount of assets and/or proceeds available for distribution upon a liquidation, dissolution or winding up of this corporation shall be determined as follows:

                       (i) insofar as it consists of cash, be computed at the aggregate amount of cash held by this corporation or payable to the stockholders at the time of the liquidation, dissolution or winding up; and

                       (ii) insofar as it consists of securities and unless otherwise explicitly specified in a merger agreement or acquisition agreement (if applicable): (A) if the securities are then traded on a national securities exchange or the NASDAQ Stock Market (or a similar national quotation system), then such amount of assets and/or proceeds available for distribution shall be computed based on the closing price on such exchange or system at the time of the liquidation, dissolution or winding up; (B) if the securities are actively traded over-the-counter, then the value shall be computed based on the closing price at the time of the liquidation, dissolution or winding up; and (C) if there is no public market for the securities, then the value shall be computed based on fair market value thereof, as determined in good faith by the Board of Directors of the corporation at the time of liquidation, dissolution or winding up; and

                       (iii) insofar as it consists of property other than cash or securities, such amount of assets and/or proceeds available for distribution shall be computed at the fair market value thereof at the time of the liquidation, dissolution or winding up, as determined in good faith by the Board of Directors of the corporation.

                (3) CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                   (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.533333 (with respect to the Series A Preferred), $0.666667 (with respect to the Series B Preferred), $2.899499 (with respect to the Series C Preferred), or $6.39 (with respect to the Series D Preferred) (the "ORIGINAL PURCHASE PRICE," respectively) by the then-applicable Conversion Price (as defined below), determined as hereinafter provided. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "SERIES A CONVERSION PRICE") shall initially be $0.533333 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon


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conversion of the Series B Preferred (the "SERIES B CONVERSION PRICE") shall initially be $0.666667 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred (the "SERIES C CONVERSION PRICE") shall initially be $2.899499 per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred (the "SERIES D CONVERSION PRICE") shall initially be $6.39 per share of Common Stock. Each such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                   (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price: (i) in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share of at least $10.00 (as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like after the date a share of Series D Preferred is first issued) and an aggregate offering price (net of underwriters' commissions and discounts) to the public of not less than $20,000,000 (a "QUALIFIED PUBLIC OFFERING"); or (ii) at the election of the holders of a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting as a single class and on an as-converted basis, which vote must include the affirmative vote of the holders of a majority of the Series D Preferred. In the event of a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred until immediately prior to the closing of such underwritten public offering.

                   (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined in good faith by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that the holder elects to convert the same. Such notice shall also state whether the holder elects, pursuant to Section 1 of this Article V, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at the fair market value of such shares, as determined in good faith by the Board of Directors. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of


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Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with a Qualified Public Offering, then the conversion shall be conditioned upon the closing of such Qualified Public Offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to such closing.

                   (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                       (i) SPECIAL DEFINITIONS. For purposes of this Section 3, the following definitions shall apply.

                                 (A) "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                 (B) "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                 (C) "ORIGINAL ISSUE DATE" shall mean the date
on which the first share of Series D Preferred was first issued.

                                 (D) "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the corporation after the Original Issue Date other than shares of Common Stock issued or issuable:

                                     1. upon conversion of shares of the Series
A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                                     2. to officers, directors or employees of,
or consultants to, the corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program (each a "PLAN" and, collectively, the "PLANS") or an agreement, so long as any such Plan or agreement is unanimously approved by the Board of Directors;

                                     3. as a dividend or distribution on the
Series A Preferred, Series B Preferred, Series C Preferred or Series D
Preferred;

                                     4. upon exercise or conversion of warrants
to purchase shares of Common Stock issued in connection with equipment lease financing transactions or bank financing transactions unanimously approved by the Board of Directors, where the issuance of such warrants is not principally for the purpose of raising additional equity capital for


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the corporation; and

                                     5. in connection with a split or
subdivision of the outstanding shares of Common Stock.

                       (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Prices of the respective series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price for such series in effect on the date of, and immediately prior to such issue. No adjustment in the Conversion Price shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the Conversion Price for such series pursuant to Section 3(e) below.

                       (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price of the respective series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and PROVIDED, FURTHER, that in any case in which Additional Shares of Common Stock are deemed to be issued:

                                 (A) no further adjustment in the applicable
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                 (B) if such Options or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such


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Options or the rights of conversion or exchange under such Convertible
Securities; and

                                 (C) on the expiration or cancellation of any
Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the applicable Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (B) above, the applicable Conversion Price shall be recomputed as if:

                                     1. in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities whether or not actually converted or exchanged, plus the consideration actually received by the corporation upon such conversion or exchange, if any, and

                                     2. in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                 (D) no readjustment pursuant to clauses (B) and
(C) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of: (i) such Conversion Price on the original adjustment date; or (ii) the applicable Conversion Price that has resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                       (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, by a fraction, the numerator of which shall be the sum of: (i) the number of shares of Common Stock outstanding (after giving effect to the conversion of all outstanding Preferred Stock and the exercise of all


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outstanding stock options); and (ii) the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable; and the denominator of which shall be the sum of: (A) the number of shares of Common Stock outstanding (after giving effect to the conversion of all outstanding Preferred Stock and the exercise of all outstanding stock options); and (B) the number of such Additional Shares of Common Stock so issued.

                       (v) DETERMINATION OF CONSIDERATION. For purposes of this
Section 3(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                 (A) CASH AND PROPERTY. Such consideration
shall:

                                     1. insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation;

                                     2. insofar as it consists of securities:
(i) if the securities are then traded on a national securities exchange or the NASDAQ Stock Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty-day period ending three (3) days prior to receipt by the corporation; (ii) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty-day period ending three (3) days prior to the receipt by the corporation; and (iii) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the corporation, as determined in good faith by the Board of Directors of the corporation;

                                     3. insofar as it consists of property other
than cash and securities, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                     4. in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses 1., 2. and 3. above, as determined in good faith by the Board of Directors.

                                 (B) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                     1. the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible

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Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by:

                                     2. the maximum number of shares of Common
Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                   (e) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS, OR CONSOLIDATIONS. In the event the corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the applicable Conversion Price in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

                   (f) NO IMPAIRMENT. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against impairment.

                   (g) NOTICES OF RECORD DATE. In the event that this corporation shall propose at any time:

                       (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                       (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                       (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                       (iv) to merge with or into any other corporation, or sell, lease or


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convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                       then, in connection with each such event, this corporation shall send to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and in the case of the matters referred to in (iii) and (iv) above, at least twenty
(20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event). Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock shares at the address for each such holder as shown on the books of this corporation.

                   (h) RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for in Section 3(e) or a merger, reorganization, consolidation or sale of assets transaction which is deemed to be a liquidation, dissolution or winding up pursuant to Section (2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the applicable Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                   (i) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(e), then, in each such case for the purpose of this Section 3(i); the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

                   (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Certificate of Incorporation.


               (4) VOTING RIGHTS AND DIRECTORS.

                   (a) Except as otherwise required by law and as provided in Sections 4(b) and (5) below, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote; and (ii) the holders of Common Stock shall have one vote per share of Common Stock.

                   (b) For so long as at least 3,000,000 shares of Series A Preferred are outstanding (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like), the holders of shares of Series A Preferred, voting as a single series, shall be entitled to elect one (1) director. For so long as at least 750,000 shares of Series B Preferred are outstanding (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like), the holders of the Series B Preferred, voting as a single series, shall have the right to elect one (1) director. The holders of shares of Common Stock, voting as a class, shall be entitled to elect one (1) director, and the remaining directors shall be elected by the holders of the Preferred Stock and the holders of Common Stock, voting together as a single class, as provided in Section (4)(a) above. In the case of a vacancy in the office of any director occurring among the directors elected by the Series A Preferred, Series B Preferred or the Common Stock, as the case may be, such vacancy shall be filled by the affirmative vote of a majority of the outstanding shares of such Series A Preferred, Series B Preferred or such Common Stock, as the case may be, given at an annual meeting of stockholders, a special meeting of stockholders duly called for that purpose, or by an action by written consent. Any director elected by the holders of a particular class or series of stock may be removed during such director's term of office, either for or without cause, by and only by the affirmative vote of the holders of a majority of the outstanding shares of such particular class or series of stock given at a special meeting of stockholders duly called or by an action by written consent for that purpose.

               (5) PROTECTIVE PROVISIONS. In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class on an as-converted basis:

                   (a) authorize, designate or issue shares of any class of stock having any preference or priority as to voting, dividends or upon liquidation superior to or on a parity with any such preference or priority of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to voting, dividends or upon liquidation superior to or on a parity with any such preference or priority of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable;

                   (b) declare or pay any dividends on the Common Stock other than dividends payable solely in Common Stock;

                   (c) redeem or purchase any of the Common Stock or Series C Preferred held by employees of the corporation, PROVIDED, HOWEVER, that this restriction shall not apply to: (i) the repurchase of shares of Common Stock at cost from employees, officers, directors, consultants or other persons performing services for the corporation upon the termination of the employment, consulting or other relationship between the corporation and such persons; or
(ii) the repurchase of shares of Series C Preferred (or Common Stock issuable upon conversion thereof) at cost from employees of the corporation upon the termination of the employment relationship between the corporation and such persons;

                   (d) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                   (e) amend or repeal any provision of, or add any provision to, this corporation's Certificate of Incorporation or Bylaws if such action would alter or change adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                   (f) increase or decrease the authorized number of directors;


                   (e) consummate a sale of all or substantially all of the corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the corporation;

                   (f) permit any subsidiary of the corporation to issue or sell, except to the corporation or to any wholly owned subsidiary of the corporation, any stock of such subsidiary;

                   (g) effect a dissolution, liquidation or winding up of the corporation; or

                   (h) effect any change in the rights, preferences or privileges of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred.

               (6) OTHER PROTECTIVE PROVISIONS. In addition to the protective provisions set forth in Section (5) above, the corporation may not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred:

                   (a) authorize, designate or issue shares of any class of stock having any preference or priority as to voting, dividends or upon liquidation superior to any such preference or priority of the Series D Preferred or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this corporation having any preference or priority as to voting, dividends or upon liquidation superior to any such preference or priority of the Series D Preferred;

                   (b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred;

                   (c) amend, waive or repeal any provision of, or add any provision to, this corporation's Certificate of Incorporation or Bylaws if such action would alter or change adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred; or

                   (d) consummate a sale of all or substantially all of the corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the corporation. Notwithstanding the foregoing provisions of this Section 6(d), no such separate vote or consent of the Series D Preferred shall be required if the consideration received per share of the corporation in such transaction is at least $10.00 (as adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations, combinations and the like).

               (7) STATUS OF CONVERTED STOCK. In the event any shares of any series of Preferred Stock shall be converted into Common Stock pursuant to
Section 3 hereof, the shares of Preferred Stock so converted shall be canceled and shall not be issuable by the corporation, and the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

               (8) RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                  ARTICLE VI.

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this
Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII.

         The corporation is to have perpetual existence.

                                 ARTICLE VIII.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE IX.

                  The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE X.

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                  ARTICLE XI.

         Holders of stock of any class or series of the corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 and/or 301.5 of the California Corporations Code, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to the holder's shares of stock multiplied by the number of directors to be elected by such holder, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as such holder shall have complied with the provision of the corporation's bylaws regarding cumulative voting and the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting, prior to the voting, of the intention to cumulate votes.

                                  ARTICLE XII.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE XIII.

         The name and mailing address of the incorporator are:

                           Hank V. Barry
                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA 94304-1050

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of March, 1999.



                                           ------------------------------
                                           Carol A. Timm, Incorporator

                            CERTIFICATE OF AMENDMENT
                            BEFORE PAYMENT OF CAPITAL
                                       OF
                                VIANT CORPORATION


         The undersigned, Carol A. Timm, hereby certifies that:

         1. She is the Incorporator of Viant Corporation, a Delaware corporation.

         2. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on March 12, 1999.

         3. Pursuant to Section 241 of the General Corporation Law of the State of Delaware, the amendment of this corporation's Certificate of Incorporation contained herein was adopted by the Incorporator of this corporation prior to the receipt of any payment for the corporation's stock and prior to the election of a board of directors.

         4. Article IV of the Certificate of Incorporation of this corporation is amended to read as follows:

                                  "ARTICLE IV.

         This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is 65,000,000, of which 50,000,000 shares shall be Common Stock, with a par value of $0.001, and 15,000,000 shares shall be Preferred Stock, with a par value of $0.001. Of the Preferred Stock, 5,746,874 of such shares shall be designated Series A Preferred Stock (the "SERIES A PREFERRED"); 1,499,925 of such shares shall be designated Series B Preferred Stock (the "SERIES B PREFERRED"); 2,830,408 of such shares shall be designated Series C Preferred Stock (the "SERIES C PREFERRED"), and 3,240,000 of such shares shall be designated Series D Preferred Stock (the "SERIES D PREFERRED")."

         The undersigned further declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Amendment are true and correct of her own knowledge.

Dated:  March 25, 1999

                                           ------------------------------
                                           Carol A. Timm, Incorporator